Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 33-22846 on Form S-8 of Seacoast Banking Corporation of Florida of our report dated June 24, 2011 appearing in this Annual Report on Form 11-K of the Retirement Savings Plan for Employees of Seacoast National Bank for the year ended December 31, 2010.
s/s Crowe Horwath LLP
Crowe Horwath LLP
South Bend, Indiana
June 24, 2011